Exhibit 99.3

NOMINATING COMMITTEE CHARTER

SILVER CREST ACQUISITION CORPORATION

PURPOSE

The purpose of the Nominating Committee of the board of directors (the “Board”) of Silver Crest Acquisition Corporation (the “Company”) is to assist the Board with oversight of the director nominations process and the Company’s corporate governance.

MEMBERSHIP

Size: The Nominating Committee shall consist of three or more members of the Board.

Independence: The Company currently is a “controlled company” as defined in the rules of NASDAQ. As a result of the Company’s controlled company status, the Nominating Committee is not required to be comprised solely of independent directors. At such time as the Company is no longer a controlled company, and after any permissible phase-in period, each member of the Nominating Committee shall be independent in accordance with the rules of NASDAQ.

Appointment/Term/Removal: The members of the Nominating Committee shall be appointed by the Board. The members of the Nominating Committee shall serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Nominating Committee at any time with or without cause.

STRUCTURE AND OPERATIONS

Leadership: The Board shall designate a member of the Nominating Committee as the chairperson.

Meetings: The Nominating Committee shall meet at least quarterly at such times and places as it deems necessary to fulfill its responsibilities. The agenda and materials for Nominating Committee meetings will be prepared by the Nominating Committee chairperson in consultation with the other Nominating Committee members. The Nominating Committee shall keep minutes of its proceedings and report regularly to the Board regarding its discussions and actions and shall make recommendations to the Board as appropriate. The Nominating Committee is governed by the same rules regarding meetings (including meetings in person or by telephone or other similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board.

The Nominating Committee may invite any individuals to its meetings as it deems appropriate. However, the Nominating Committee shall meet regularly without such individuals present.

Onboarding / Education: The Company will provide new members of the Nominating Committee with appropriate onboarding briefings, and the full Nominating Committee with educational resources and opportunities related to corporate governance and other matters may be appropriate or requested by the Nominating Committee.

Outside Advisors: The Nominating Committee shall have the authority, in its sole discretion, to retain and terminate a director search firm, outside legal counsel and such other advisors as it deems necessary to fulfill its duties and responsibilities under this Charter. However, the Nominating Committee shall not be required to implement or act consistently with the advice or recommendations of any director search firm, outside legal counsel or other advisor, and the authority granted in this Charter shall not affect the ability or obligation of the Nominating Committee to exercise its own judgment in fulfillment of its duties under this Charter. The Nominating Committee shall set the compensation and retention terms and oversee the work of any director search firm, outside legal counsel or any other advisors. Any communications between the Nominating Committee and its outside legal counsel will be privileged communications.

Any director search firm and any other advisors retained by the Nominating Committee shall be independent as determined in the discretion of the Nominating Committee.

Funding: The Nominating Committee shall receive appropriate funding from the Company, as determined by the Nominating Committee in its capacity as a committee of the Board, for the payment of compensation to any director search firm, outside legal counsel and any other advisors, and the ordinary administrative expenses of the Nominating Committee that are necessary or appropriate in carrying out its duties.

Delegation of Authority: The Nominating Committee shall have the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the Nominating Committee may deem appropriate in its sole discretion, so long as any such committee is comprised entirely of independent directors and has a written charter.

Books and Records: The Nominating Committee will have access to the Company’s books, records, facilities and personnel.

DUTIES AND RESPONSIBILITIES

The Nominating Committee shall have the following authority and responsibilities:

1.              Director Qualifications: To determine the qualifications, qualities, skills, and other expertise required to be a director and to develop, and recommend to the Board for its approval, criteria to be considered in selecting nominees for director (the “Director Criteria”).

2.              Director Nominee Identification/Screening: To identify and screen individuals qualified to become members of the Board, consistent with the Director Criteria. The Nominating Committee shall review the contributions of incumbent directors in determining whether to recommend that the Board nominate them for reelection to the Board.

3.              Director Independence: To develop and recommend to the Board for approval standards for determining whether a director is independent.

4.              Board Refreshment: To review the size of the Board and ensure that qualified director candidates with a diversity of gender, ethnicity, tenure, skills and experience are included by the Company or any search firm it engages in each pool of candidates from which Board nominees are chosen.

5.              Shareholder Director Nominations: To consider any director candidates recommended by the Company’s shareholders pursuant to the procedures set forth in the Company’s memorandum and articles of association and described in the Company’s proxy statement.

6.              Shareholder Proposals: To review shareholder proposals and recommend Board responses.

7.              Shareholder Engagement: To oversee engagement with shareholders and proxy advisory firms, and to review proxy advisory firm policies and voting recommendations.

8.              Third Party Director Nomination Rights: Committee oversight of director nominations shall not apply in cases where the right to nominate a director legally belongs to a third party.

9.              Director Nominee Approval: To make recommendations to the Board regarding the selection and approval of the nominees for director to be filled by the Board or submitted to a shareholder vote at an annual or extraordinary general meeting of shareholders.

10.       Board Leadership: To review the Board’s leadership structure and recommend changes to the Board as appropriate.

11.       Board Committee Membership: To review the Board’s committees sizes, structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairperson annually.

12.       Corporate Governance Documents: To renew, propose changes to the Board, or develop, as needed, the Company’s certificate of incorporation, memorandum and articles of association, code of ethics, corporate governance guidelines, and other corporate governance policies.

13.       Corporate Governance Disclosure: To review and discuss with management disclosure of the Company’s corporate governance practices, including information regarding the operations of the Nominating Committee and other Board committees, director independence and the director nominations process, and to recommend that this disclosure be included in the Company’s proxy statement or annual report on Form 10-K, as applicable.

14.       Environmental, Social and Governance (“ESG”) Matters: To review and monitor the development and implementation of the goals the Company may establish from time to time with respect to its ESG and sustainability matters, and provide guidance to the Board on such matters.

15.       Corporate Governance Trends: To review emerging corporate governance trends, best practices and regulations applicable to the corporate governance of the Company.

16.       Outside Directorships: To review and approve, as appropriate, any requests from directors or officers to stand for election to any outside for-profit boards of directors.

17.       Succession Planning: To develop and recommend to the Board for approval a CEO succession plan (the “Succession Plan”), review the Succession Plan periodically, develop and evaluate potential candidates for CEO and recommend to the Board any changes to and any candidates for succession under the Succession Plan.

18.       Board and Management Performance Evaluation: To develop, subject to approval by the Board, a process for an annual evaluation of the Board and its committees and management and to oversee the conduct of this annual evaluation.

19.       Nominating Committee Performance Evaluation: To conduct an annual evaluation of the performance of its duties under this Charter and to present the results of the evaluation to the Board. The Nominating Committee shall conduct this evaluation in such manner as it deems appropriate.

20.       Nominating Committee Charter Review: To review this Charter at least annually and recommend any proposed changes to the Board for approval.